Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Reports

Third Quarter 2014 Financial and Operating Results

Houston, TX — (Marketwire) — November 7, 2014 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC; MHR.PRD; and MHR.PRE) (the “Company” or “Magnum Hunter”) announced today financial and operating results for the three and nine months ended September 30, 2014.  The Company plans to file its Form 10-Q for the quarter ended September 30, 2014 with the Securities and Exchange Commission later today.  Highlights of the Company’s financial and operating results for the third quarter include the following:

•                  Oil and gas revenues for the quarter were $62.5 million, a 5.8% increase compared with the prior year third quarter

•                  Adjusted EBITDAX(a) for the quarter was $34.1 million, a 7% increase compared with the prior year third quarter

•      Adjusted net loss(a) for the quarter of ($32.0) million and ($0.16) per diluted share

•                  Production from continuing operations of 98,166 MCFEPD (16,361 BOEPD) and adjusted production(b) of 147,558 MCFEPD (24,593 BOEPD)

•                  Proceeds from divestitures of non-core assets completed year-to-date have exceeded of $200 million

•                  Throughput volumes on the Eureka Hunter Pipeline gas gathering system reached a record high, averaging 223,708 MMBtu/d during the quarter with a recent peak throughput rate of 325,000 MMBtu/d

•                  Capacity on the Eureka Hunter Pipeline gas gathering system is anticipated to grow to 1.5 Bcf/d over the next year upon completion of interconnects into Dominion, REX and TETCO

•                  Strategic decision made to evaluate the potential monetization of remaining Divide County, North Dakota operated/non-operated properties and reallocate resources to core operations in West Virginia and Ohio

•                  Company’s first Utica Shale well in West Virginia, located in Tyler County, tested at a peak rate of 46.5 MMCFEPD (~7,750 BOEPD)

•                  Leased approximately 867 net mineral acres in the Marcellus Shale and approximately 284 net mineral acres in the Utica Shale. The average lease cost was approximately $5,000/acre in Ohio and approximately $4,000/acre in West Virginia.

•                  Acquired approximately 1,364 mineral acres in Ohio and approximately 896 mineral acres in West Virginia

(a)         See Non-GAAP Financial Measures and Reconciliations below

(b)         Adjusted production includes production from continuing operations and 49,392 MCFEPD (8,232 BOEPD) of estimated shut-in production

Financial and Operating Results for the Three Months Ended September 30, 2014

Magnum Hunter reported an increase in oil and gas revenues of 5.8% to $62.5 million for the three months ended September 30, 2014, compared with $59.1 million for the three months ended September 30, 2013.  The increase in oil and gas revenues resulted principally from increases in the Company’s oil and natural gas production as a result of its expanded drilling efforts in the Company’s core areas of operations in the Marcellus Shale and Utica Shale plays.

The Company reported a net loss of ($136.2) million attributable to common shareholders, or ($0.68) per basic and diluted common share outstanding, for the three months ended September 30, 2014, compared with net loss of ($311.3) million, or ($1.83) per basic and diluted common share outstanding, for the three months ended September 30,

2013.  When adjusted for a combination of certain non-recurring and non-cash items, the Company’s adjusted net loss attributable to common shareholders for the three months ended September 30, 2014 was ($32.0) million or ($0.16) per basic and diluted common share outstanding (see Non-GAAP Financial Measures and Reconciliations below).

For the three months ended September 30, 2014, Magnum Hunter’s Adjusted Earnings Before Interest, Income Taxes, Depreciation, Amortization and Exploration (“Adjusted EBITDAX”) was $34.1 million, compared with $31.8 million for the three months ended September 30, 2013 (See Non-GAAP Financial Measures and Reconciliations below), an increase of 7.1%.  The increase in Adjusted EBITDAX was due primarily to an overall production increase as a result of the Company’s expanded drilling operations in its core areas of operations in the Marcellus Shale and Utica Shale plays and lower lease operating expenses (“LOE”) per barrel of oil equivalent (“BOE”). This is after completing divestitures so far this year in excess of $200 million in proceeds which represented approximately 12,480 MCFE per day (2,080 BOE per day) of production.  The decrease in LOE per BOE was due primarily to lower recurring costs in the Appalachian and Williston Basins and lower non-recurring well work-over expenses in the Williston Basin.  General and administrative expenses for the three months ended September 30, 2014 decreased 19.2% to $19.3 million from $23.9 million for the three months ended September 30, 2013, due primarily to (i) lower professional fees and transactional expenses during the quarter and (ii) decreases in expenses related to third-party consultants (See Non-GAAP Financial Measures and Reconciliations below).  The Company expects that its future reliance on third-party consultants will continue to decrease each quarter in the foreseeable future.

Oil and gas production increased 49% for the three months ended September 30, 2014 to 1.505 million BOE (“MMBoe”) or an average of 98,166 MCFE per day (“Mcfe/d”) (16,361 BOE per day (“Boe/d”)) (41.0% oil/NGLs), compared with production of 1.010 MMBoe or an average of 10,977 Boe/d for the three months ended September 30, 2013.  The increase in production was attributable primarily to the Company’s (i) expanded drilling program in its core areas of operations in the Marcellus Shale and Utica Shale plays and (ii) further development in the Williston Basin. This is after the loss of approximately 7,140 MCFE per day (1,190 BOE per day) from divestitures during the first six months of 2014.

2014 Significant Divestitures

To-date in 2014, Magnum Hunter has completed a number of asset divestitures resulting in aggregate net proceeds in excess of $200 million, before customary purchase price adjustments. The Company (1) divested its remaining South Texas properties, located in Atascosa County, to New Standard Energy, an Australian public company, for $24.5 million ($15.0 million in cash and $9.5 million in stock of New Standard Energy), (2) monetized its properties in Alberta, Canada for CAD $9.5 million in cash (approximately US $8.7 million), (3) divested its properties in the Tableland Field in Saskatchewan, Canada for CAD $75 million in cash (approximately US $67.5 million), (4) sold its interests in the Vadis field in Lewis County, West Virginia for $0.5 million in cash, (5) divested certain of its non-operated Bakken Shale properties in Divide County, North Dakota for $23.5 million in cash and (6) sold certain additional non-operated Bakken Shale properties in Divide County for $84.8 million in cash. The Company continues to actively focus on divesting certain assets.  The Company has made a strategic decision to evaluate the monetization of its remaining Divide County, North Dakota operated and non-operated properties and reallocate 100% of its financial resources to its core operations in West Virginia and Ohio.

Capital Expenditures and Liquidity

Magnum Hunter’s total upstream and midstream capital expenditures, including leasehold acquisitions, were $189.6 million for the three months ended September 30, 2014.  Total upstream capital expenditures for the three months ended September 30, 2014 were $84.9 million, consisting of $15.9 million for the Williston Basin and $69.0 million for the Appalachian region.  Leasehold acquisition expenditures for the three months ended September 30, 2014 were $16.2 million, primarily for leasehold acreage in Washington, Noble and Monroe Counties, Ohio and Tyler, Ritchie and Wetzel Counties, West Virginia.  Total midstream capital expenditures for the period were $88.5 million.

Magnum Hunter believes that its internally generated cash flows, borrowing base availability (and potential future borrowing base increases) under its Senior Revolving Credit Facility, and additional liquidity sources, including but not limited to proceeds from possible asset sales and potential capital markets transactions, will provide it with sufficient liquidity to fund the remainder of its fiscal 2014 capital budget.  As of November 4, 2014, the Company had total liquidity of approximately $136.7 million, comprised of approximately $89.0 million of cash and $47.7 million of borrowing availability under its Senior Revolving Credit Facility.  To further enhance its liquidity, the Company is actively pursuing sales of additional assets located predominately located in North Dakota.

Operations

During the quarter ended September 30, 2014, the Company commenced or participated in the drilling of a total of 10 gross (5.4 net) wells and completed 11 gross (5.5 net) wells. The Company had a 100% success rate on the wells in which it had a working interest that were completed in the third quarter of 2014.

The table below summarizes the Company’s gross drilling activities by area for the third quarter of 2014:

	Third Quarter 2014
	Total Drilled Wells	Completed Wells	Awaiting Frac

Marcellus Shale	2	3	6
Utica Shale	3	1	5
Williston Basin	5	7	7
Total	10	11	18

Currently, the Company is running five drilling rigs (three operated rigs and two non-operated rigs). Of these five rigs, four rigs (three operated rigs and one non-operated rig) are drilling wells in the Marcellus Shale and Utica Shale in West Virginia and Ohio, and one non-operated rig is drilling wells in the Williston Basin/Bakken Shale in Divide County, North Dakota.

Marcellus Shale and Utica Shale

During the third quarter of 2014, the Company drilled five gross (3.5 net) wells and completed four gross (four net) wells in the Marcellus Shale and Utica Shale plays. The Company’s net production in the third quarter of 2014 attributable to the operations of Triad Hunter, LLC, a wholly-owned subsidiary of the Company, averaged approximately 11,019 BOE per day (66,112 MCFE per day).

On the WVDNR Pad in Wetzel County, West Virginia, the Company’s WVDNR #1207, #1208 and #1209 wells (~100% working interest) began flowing to sales on April 2, 2014. The wells were shut-in on May 31, 2014 to prepare the WVDNR Pad for drilling four additional down-dip laterals off the same pad site.  For the seven-day period prior to shut-in, the WVDNR #1207, #1208 and #1209 wells had an average daily production (net) of approximately 1,575 BOE (9,450 MCFE).  The Company’s WVDNR #1410, #1411, #1412 and #1413 wells (~100% working interest) have been drilled and cased with an approximate true vertical depth of 7,500 feet.  The lateral lengths for the WVDNR #1410, #1411, #1412 and #1413 wells are 4,493 feet, 4,640 feet, 4,663 feet and 5,850 feet, respectively.  The Company anticipates commencing completion operations next week and that all these WVDNR Pad wells will be put online and will be flowing to sales through the Eureka Hunter Pipeline system in December 2014.

On the Stewart Winland Pad in Tyler County, West Virginia, the Company’s first Utica Shale well (the Stewart Winland #1300U) (100% working interest) drilled and completed in the State of West Virginia, and the most southeastern well in the entire play, was drilled to a true vertical depth of 10,825 feet with a 5,289 foot horizontal lateral, and was successfully fraced with 22 stages.  The Stewart Winland #1300U tested at a peak rate of 46.5 MMCF of natural gas per day (~7,750 BOE per day) on an adjustable rate choke with 7,810 psi FCP.  The Stewart Winland #1300U is currently shut-in pending the receipt of certain air quality permits from the State of West Virginia anticipated in several weeks. The Company has drilled and cased three ~100% owned Marcellus Shale wells on the Stewart Winland Pad, the Stewart Winland #1301M, #1302M and #1303M.  The Stewart Winland #1301M was drilled and cased to a true vertical depth of 6,155 feet with a 5,762 foot horizontal lateral, and successfully fraced with 27 stages. The well tested at a peak rate of 17.0 MMCFE of natural gas per day (~23% condensate and ~25% NGL) on an adjustable rate choke. The Stewart Winland

#1302M was drilled and cased to a true vertical depth of 6,147 feet with a 5,676 foot horizontal lateral, and successfully fraced with 29 stages.  The well tested at a peak rate of 17.1 MMCFE of natural gas per day (~19% condensate and ~26% NGL) on an adjustable rate choke.  The Stewart Winland #1303M was drilled and cased to a true vertical depth of 6,149 feet with a 5,762 foot horizontal lateral, and successfully fraced with 29 stages.  The well tested at a peak rate of 16.8 MMCFE of natural gas per day (~20% condensate and ~26% NGL) on an adjustable rate choke.  These wells were ready for sales as of September 30, 2014.  The Company is waiting on certain air quality permits from the State of West Virginia anticipated in several weeks to begin flowing these Marcellus Shale wells to sales.

On the Stalder Pad in Monroe County, Ohio, the Company drilled and completed its first dry gas well, the Stalder #3UH (47% working interest), and placed it on production in February 2014.  Initial flow tests peaked at a rate of 32.5MMCF (approximately 5.4MBoe) of natural gas per day on an adjustable rate choke with 4,300 psi FCP.  The Stalder #3UH was drilled to a true vertical depth of 10,653 feet with a 5,050 foot horizontal lateral, and successfully fraced with 20 stages.  The well is currently shut-in due to the drilling by the Company of three additional Utica Shale wells (#6UH, #7UH and #8UH) on the Stalder Pad. The Stalder #6UH, #7UH and #8UH have been drilled and cased to TD and the Company commenced completion operations this week.  The Stalder #6UH was drilled to a true vertical depth of 10,660 and a 5,746 foot lateral with 24 anticipated frac stages.  The Stalder #7UH was drilled to a true vertical depth of 10,660 and a 6,053 foot lateral with 25 anticipated frac stages.  The Stalder #8UH was drilled to a true vertical depth of 10,660 and a 6,228 foot lateral with 26 anticipated frac stages.

On the Ormet Pad in Monroe County, Ohio, the Company has plans to drill a total of five down-dip Marcellus Shale laterals and four down-dip Utica Shale laterals.   In the process of drilling the first of three Utica laterals, the Company encountered a zone of increased pressure and porosity at about 1,200 feet into the lateral section. The Company has run 5 ½” casing with a retrievable packer and is in the process of open hole testing the well. The Company’s plan for the remainder of the Utica laterals will be dependent upon the flow test results from this first Ormet #8-15UH well.

Williston Basin

During the third quarter of 2014, the Company participated in the spudding of five gross (1.9 net) wells and the completion of seven gross (1.5 net) wells in Divide County, North Dakota.

The Marauder 2413-1H well was drilled and cased to a measured depth of 18,033 feet (horizontal lateral length of 9,244 feet), fraced with 25 stages and placed on production October 7, 2014. The 24 hour initial production rate was 1,206 BOEPD. Magnum Hunter owns a 17.5% working interest.

The Marauder 2413-3H well was drilled and cased to a measured depth of 18,399 feet (horizontal lateral length of 9,619 feet), fraced with 25 stages and placed on production October 9, 2014. The 24 hour initial production rate was 838 BOEPD. Magnum Hunter owns a 17.5% working interest.

The Stingray 1819-6H well was drilled and cased to a measured depth of 18,794 feet (horizontal lateral length of 9,944 feet), fraced with 25 stages and placed on production October 22, 2014. The 24 hour initial production rate was 1,213 BOEPD. Magnum Hunter owns a 46.3% working interest.

The Charger 0706-8H well was drilled and cased to a measured depth of 18,371 feet (horizontal lateral length of 9,526 feet), fraced with 25 stages and placed on production October 23, 2014. The 24 hour initial production rate was 687 BOEPD. Magnum Hunter owns a 47.7% working interest.

A third party has been engaged to gather and transport oil from certain of our non-operated wells in Divide County to the Colt Hub in Epping, North Dakota to eliminate trucking costs and minimize downtime during spring break-up.  The Company expects that approximately 51 existing wells and 18 wells scheduled to be drilled under the operator’s 2014 drilling program will be connected to the gathering system, which is expected to be fully operational by December 2014.  A truck terminal will also be constructed and connected to the gathering system to minimize oil hauling costs from wells not connected to the gathering system.  On Samson Resources’ Bonneville Pad, all four receipt points on the north lateral and three receipt points on the south lateral are operational.  Construction is continuing on the south lateral tieins.

Construction on the truck terminal started in October 2014.  All of the equipment has been ordered and delivery is expected starting in the first week of December 2014.  The truck terminal is expected to be operational in January 2015.

Construction of the cross-border gas gathering pipeline from Steppe Resources’ Battery in the Tableland Field in Saskatchewan, Canada to Oneok Inc.’s gas gathering system connection in Divide County, North Dakota was completed in early September 2014.  Approximately 600 Mcf/d of associated gas from Steppe Resources’ wells in the Tableland Field started flowing through the pipeline into Oneok’s gas gathering system in Divide County in September 2014.  The associated gas from these wells that flows through the pipeline will be applied towards the Company’s Oneok gas volume commitment.

As of September 30, 2014, the operators of the Company’s properties in Divide County have tied in approximately 202 gross wells into the Oneok, Inc. gas gathering system in Divide County, and production and revenues from the gathering of associated gas from the tied-in wells are growing monthly.  Approximately 70% of the wells have been electrified.

Eureka Hunter

In September 2014, the Eureka Hunter Pipeline gas gathering system achieved a peak throughput rate of approximately 325,000 MMBtu per day.  During the third quarter of 2014, the Eureka Hunter Pipeline system averaged 223,708 MMBtu per day.  During September 2014, Triad Hunter, LLC produced approximately 29% of the volumes that flowed through the Eureka Hunter Pipeline system.

Eureka Hunter Pipeline shippers are currently limited in respect of capacity through the Mobley gas processing facility in West Virginia and downstream on Equitrans.  A fourth Mobley plant is expected to come on-line in December 2014, adding 200,000 Mcf of processing, and Equitrans is adding compression to further expand capacity downstream of Mobley.  Eureka Hunter Pipeline is also adding additional takeaway capacity at Mobley through the construction of a new residue line to TCO (Colombia Gas).  This new residue line will provide a competitive advantage for producers previously limited to one takeaway pipeline at Mobley and its related gas markets.

Eureka Hunter Pipeline plans to add an interconnect into Natrium (Blue Racer Midstream) to eventually increase its Marcellus Shale wet deliveries on the system by over 400 MMcf/d plus.  This interconnect is expected to be completed by year-end.

Eureka Hunter Pipeline expects to add significant throughput volumes from a combination of Triad Hunter’s new wells described above and other third parties’ production during the remainder of 2014.  Much of the added throughput will be dry gas from the Utica Shale being delivered into various interstate pipeline connections planned in or near Monroe County, Ohio, which include Dominion, REX and TETCO.  The gathering of dry gas from the Utica Shale will mark a significant milestone for Eureka Hunter Pipeline as the system will be flowing dry gas north and will continue to move wet gas from the Marcellus Shale east to Mobley.

Eureka Hunter Pipeline continues to construct pipeline on five distinct project fronts, which include the Crescent Line, the REX-TEX, the Ormet Extension, the Stewart Winland, and the Mobley-TCO.  These projects are in various stages of construction and completion, utilizing three different construction crews.  With the completion of expansion projects currently under construction, the Company expects the Eureka Hunter Pipeline system to have a throughput capacity of approximately 1.5 Bcf/d within the next year.

Eureka Hunter Pipeline has recently completed its mainline compression effort and has lowered line pressures by approximately 150-200 psi across the system.  This new compression will help to effect steady deliveries into the Mobley gas processing facility.  The reduced line pressure also helps all producers move gas more easily into the Eureka Hunter Pipeline system.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “Our decision to divest predominately all of our crude oil properties over the past 18 months at an average of over $100,000 a flowing barrel appears to have been a wise decision in the current mid $70 WTI crude oil environment we are experiencing today. Therefore, we are now predominately a natural gas development company. We are bullish on natural gas prices long term and weather will be the predominate determining factor for prices over the next 12 months. With less than two months remaining in the year, we remain confident with our 32,500 BOE (195 MMCFE) exit rate guidance. This tremendous amount of new production will be sustained in calendar year 2015 because our planned drilling next year will be on new pads where shut-ins will not occur.  The recent closing with our new strategic partner at Eureka Hunter sets in motion our goal to take the entity public as a new MLP in the first half of next year on this exciting asset that continues to grow in size and throughput due to our own company drilling success, but also due to our customers who continue to add new production in this region. With our recent revolver/term loan closing, we have ensured our liquidity is fixed and available, despite commodity prices.”

Non-GAAP Financial Measures

This release contains certain financial measures that are non-GAAP measures. Magnum Hunter has provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.  See “Non- GAAP Financial Measures and Reconciliations” below.  These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release.

Magnum Hunter defines adjusted net income (loss) as reported net income (loss) attributable to common shareholders, before non-recurring and non-cash items which include (1) exploration expense, (2) impairment of proved oil and gas properties, (3) impairment of other operating assets, (4) non-cash stock compensation expense, (5) non-cash 401k matching expense, (6) non-recurring transaction and other expense, (7) unrealized (gain) loss on investments, (8) interest expense — fees, (9) unrealized (gain) loss on derivatives, (10) (gain) loss on sale of assets, (11) income tax expense (benefit), (12) (gain) loss from sale of discontinued operations and (13) income from discontinued operations.

Magnum Hunter defines Adjusted EBITDAX as net income (loss) from continuing operations before (1) net interest expense, (2) (gain) loss on sale of assets, (3) depletion, depreciation, amortization and accretion, (4) impairment of proved oil and gas properties, (5) impairment of other operating assets, (6) exploration expense, (7) non-cash stock compensation expense, (8) non-cash 401k matching expense, (9) non-recurring transaction and other expense, (10) unrealized (gain) loss on investments, (11) income tax expense (benefit) and (12) unrealized (gain) loss on derivatives.  Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

Magnum Hunter defines recurring cash G&A as total general and administrative expenses before (1) non-cash stock compensation and (2) transaction and other non-recurring expense.

Management believes these non-GAAP financial measures facilitate evaluation of the Company’s business on a “normalized” or recurring basis and without giving effect to certain non-cash expenses and other items, thereby providing management, investors and analysts with comparative information for evaluating the Company in relation to other oil and gas companies providing corresponding non-GAAP financial measures.  These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP, and the reconciliations to the closest corresponding GAAP measure should be reviewed carefully.

Certain Definitions

The U.S. Securities and Exchange Commission, referred to as the SEC, requires oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations.

Magnum Hunter defines probable reserves as those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates. Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir. Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

Magnum Hunter defines possible reserves as those additional reserves that are less certain to be recovered than probable reserves. When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates. Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project. Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves. Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the Company believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir. Where direct observation has defined a highest known oil (“HKO”) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia, Ohio and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•                  annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the SEC;

•                  the most recent version of the Company’s Investor Presentation slide deck;

•                  announcements of conference calls, webcasts, investor conferences, speeches and other events at which

Company executives may discuss the Company and its business and archives or transcripts of such events;

•                  press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•                  corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the SEC. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED RESULTS OF OPERATIONS (Continuting Operations)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Oil and natural gas revenue and production
Revenues (in thousands, U.S. Dollars)
Oil	$34,495	$40,471	$111,354	$103,545
Natural gas	18,247	12,417	74,031	41,145
NGL	9,768	6,173	36,862	12,082
Total oil and natural gas sales	62,510	59,061	222,247	156,772

Production
Oil (MBbl)	381	406	1,234	1,138
Natural gas (MMcf)	5,326	2,759	15,781	9,986
NGL (MBoe)	237	144	717	302
Total (MBoe)	1,505	1,010	4,581	3,105
Boe/d	16,361	10,977	16,778	11,372

Average prices (U.S. Dollars)
Oil (per Bbl)	$90.55	$99.69	$90.27	$90.95
Natural gas (per Mcf)	$3.43	$4.50	$4.69	$4.12
NGL (per Boe)	$41.29	$42.84	$51.42	$40.03
Total average price (per Boe)	$41.53	$58.48	$48.52	$50.50

Costs and expenses (per Boe)
Lease operating expense	$16.26	$19.39	$14.11	$15.68
Severance tax and marketing	$4.09	$5.50	$4.11	$4.18
Exploration expense	$18.13	$41.57	$11.44	$24.24
Impairment of proved oil and natural gas property	$15.20	$23.32	$8.69	$12.71
General and administrative expense (1)	$12.79	$23.67	$12.23	$20.51
Depletion, depreciation and accretion	$24.16	$28.84	$22.21	$25.81

Other segments (in thousands)
Natural gas transportation, gathering, processing and marketing revenues	$10,285	$12,545	$90,461	$42,854
Natural gas transportation, gathering, processing and marketing expenses	$4,954	$8,985	$79,707	$35,830
Oilfield services revenues	$5,986	$6,423	$17,561	$13,728
Oilfield services expenses	$3,856	$4,527	$11,892	$11,928

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$42,667	$41,713
Restricted cash	—	5,000
Accounts receivable:
Oil and natural gas sales	22,276	25,099
Joint interests and other, net of allowance for doubtful accounts of $702 at September 30, 2014 and $196 at December 31, 2013	18,053	30,582
Derivative assets	1,954	608
Inventory	3,039	7,158
Investments	8,230	2,262
Prepaid expenses and other assets	4,832	2,938
Assets held for sale	—	5,366
Total current assets	101,051	120,726

PROPERTY, PLANT AND EQUIPMENT
Oil and natural gas properties, successful efforts method of accounting, net	1,322,406	1,224,659
Gas transportation, gathering and processing equipment and other, net	468,908	289,420
Total property, plant and equipment, net	1,791,314	1,514,079

OTHER ASSETS
Deferred financing costs, net of amortization of $18,461 at September 30, 2014 and $9,735 at December 31, 2013	17,511	20,008
Derivative assets, long-term	255	25
Intangible assets, net	5,025	6,530
Goodwill	30,602	30,602
Assets held for sale	86,362	162,687
Other assets	1,445	1,994
Total assets	$2,033,565	$1,856,651

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,	December 31,
	2014	2013
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of notes payable	$8,670	$3,804
Accounts payable	199,577	107,837
Accounts payable to related parties	355	23
Accrued liabilities	36,895	44,629
Revenue payable	5,911	6,313
Derivative liabilities	48	1,903
Liabilities associated with assets held for sale	—	12,865
Other liabilities	3,786	6,491
Total current liabilities	255,242	183,865

NONCURRENT LIABILITIES
Long-term debt	949,792	876,106
Asset retirement obligations	25,176	16,163
Derivative liabilities, long-term	173,271	76,310
Other long-term liabilities	5,382	2,279
Long-term liabilities associated with assets held for sale	1,619	14,523
Total liabilities	1,410,482	1,169,246

COMMITMENTS AND CONTINGENCIES (Note 16)

REDEEMABLE PREFERRED STOCK
Series C Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”), cumulative dividend rate 10.25% per annum, 4,000,000 authorized, 4,000,000 issued and outstanding as of September 30, 2014 and December 31, 2013, with a liquidation preference of $25.00 per share	100,000	100,000
Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC (the “Eureka Hunter Holdings Series A Preferred Units”), cumulative distribution rate of 8.0% per annum, 10,592,540 and 9,885,048 issued and outstanding as of September 30, 2014 and December 31, 2013, respectively, with a liquidation preference of $271,410 and $200,620 as of September 30, 2014 and December 31, 2013, respectively	151,685	136,675
	251,685	236,675
SHAREHOLDERS’ EQUITY
Preferred stock of Magnum Hunter Resources Corporation, 10,000,000 shares authorized, including authorized shares of Series C Preferred Stock
Series D Cumulative Preferred Stock (“Series D Preferred Stock”), cumulative dividend rate 8.0% per annum, 5,750,000 authorized, 4,424,889 issued and outstanding as of September 30, 2014 and December 31, 2013, with a liquidation preference of $50.00 per share	221,244	221,244
Series E Cumulative Convertible Preferred Stock (“Series E Preferred Stock”), cumulative dividend rate 8.0% per annum, 12,000 authorized, 3,803 issued and 3,722 outstanding as of September 30, 2014 and December 31, 2013, with a liquidation preference of $25,000 per share	95,069	95,069
Common stock, $0.01 par value per share, 350,000,000 shares authorized, and 200,812,979 and 172,409,023 issued, and 199,898,027 and 171,494,071 outstanding as of September 30, 2014 and December 31, 2013, respectively	2,008	1,724
Additional paid in capital	923,679	733,753
Accumulated deficit	(879,005)	(586,365)
Accumulated other comprehensive loss	(3,566)	(19,901)
Treasury stock, at cost:
Series E Preferred Stock, 81 shares as of September 30, 2014 and December 31, 2013	(2,030)	(2,030)
Common stock, 914,952 shares as of September 30, 2014 and December 31, 2013	(1,914)	(1,914)
Total Magnum Hunter Resources Corporation shareholders’ equity	355,485	441,580
Non-controlling interest	15,913	9,150
Total shareholders’ equity	371,398	450,730
Total liabilities and shareholders’ equity	$2,033,565	$1,856,651

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES AND OTHER
Oil and natural gas sales	$62,510	$59,061	$222,247	$156,772
Natural gas transportation, gathering, processing, and marketing	10,285	12,545	90,461	42,854
Oilfield services	5,986	6,423	17,561	13,728
Other revenue	889	262	1,346	1,005
Total revenue	79,670	78,291	331,615	214,359
OPERATING EXPENSES
Lease operating expenses	24,482	19,587	64,612	48,689
Severance taxes and marketing	6,163	5,554	18,847	12,983
Exploration	27,284	41,978	52,394	75,257
Impairment of proved oil and gas properties	22,886	23,547	39,798	39,467
Natural gas transportation, gathering, processing, and marketing	4,954	8,985	79,707	35,830
Oilfield services	3,856	4,527	11,892	11,928
Depletion, depreciation, amortization and accretion	36,370	29,127	101,733	80,141
Loss (gain) on sale of assets, net	(8,000)	40,952	(4,612)	42,114
General and administrative	19,251	23,908	56,027	63,673
Total operating expenses	137,246	198,165	420,398	410,082

OPERATING LOSS	(57,576)	(119,874)	(88,783)	(195,723)

OTHER INCOME (EXPENSE)
Interest income	40	35	126	217
Interest expense	(18,095)	(15,759)	(62,473)	(53,352)
Loss on derivative contracts, net	(49,636)	(29,553)	(92,125)	(30,644)
Other income	2,078	12,056	2,102	14,544
Total other expense, net	(65,613)	(33,221)	(152,370)	(69,235)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(123,189)	(153,095)	(241,153)	(264,958)
Income tax benefit	—	582	—	47,227
LOSS FROM CONTINUING OPERATIONS, NET OF TAX	(123,189)	(152,513)	(241,153)	(217,731)
Income (loss) from discontinued operations, net of tax	—	(75,573)	4,561	(62,453)
Gain (loss) on disposal of discontinued operations, net of tax	(258)	(69,521)	(13,983)	102,931
NET LOSS	(123,447)	(297,607)	(250,575)	(177,253)
Net loss attributed to non-controlling interests	2,764	725	3,653	1,614
LOSS ATTRIBUTABLE TO MAGNUM HUNTER RESOURCES CORPORATION	(120,683)	(296,882)	(246,922)	(175,639)
Dividends on preferred stock	(15,492)	(14,417)	(45,718)	(42,034)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(136,175)	$(311,299)	$(292,640)	$(217,673)
Weighted average number of common shares outstanding, basic and diluted	199,448,453	169,953,997	185,440,763	169,752,042
Loss from continuing operations per share, basic and diluted	$(0.68)	$(0.98)	$(1.53)	$(1.52)
Income (loss) from discontinued operations per share, basic and diluted	—	(0.85)	(0.05)	0.24
NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.68)	$(1.83)	$(1.58)	$(1.28)

AMOUNTS ATTRIBUTABLE TO MAGNUM HUNTER RESOURCES CORPORATION
Loss from continuing operations, net of tax	$(120,425)	$(151,788)	$(237,500)	$(216,117)
Income (loss) from discontinued operations, net of tax	(258)	(145,094)	(9,422)	40,478
Net loss	$(120,683)	$(296,882)	$(246,922)	$(175,639)

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(250,575)	$(177,253)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and accretion	101,733	107,624
Exploration	51,306	91,533
Impairment of proved oil and gas properties	39,798	88,504
Impairment of other operating assets	666	263
Share-based compensation	7,267	11,834
Cash paid for plugging wells	(26)	(14)
Loss (gain) on sale of assets	9,371	(50,063)
Unrealized loss on derivative contracts	88,051	23,757
Unrealized loss on investments	504	1,043
Amortization and write-off of deferred financing costs and discount on Senior Notes included in interest expense	8,809	3,660
Deferred tax benefit	—	(54,465)
Changes in operating assets and liabilities:
Accounts receivable, net	20,742	(703)
Inventory	4,681	77
Prepaid expenses and other current assets	(2,766)	(3,095)
Accounts payable	(50,851)	23,303
Revenue payable	(2,336)	(3,027)
Accrued liabilities	(12,819)	16,219
Net cash provided by operating activities	13,555	79,197
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures and advances	(363,304)	(418,245)
Change in restricted cash	5,000	1,500
Change in deposits and other long-term assets	310	571
Proceeds from sales of assets	110,690	460,997
Net cash provided by (used in) investing activities	(247,304)	44,823
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sale of common shares	178,432	—
Net proceeds from sale of preferred shares	—	10,181
Equity issuance costs	—	(109)
Proceeds from sale of Eureka Hunter Holdings Series A Preferred Units	11,956	27,440
Proceeds from sale of Eureka Hunter Holdings Series A Common Units	8,180	—
Repurchase of non-controlling interest	(2,875)	—
Proceeds from exercise of warrants and options	9,622	1,932
Preferred stock dividend	(36,754)	(29,911)
Repayments of debt	(208,298)	(379,504)
Proceeds from borrowings on debt	279,592	245,991
Deferred financing costs	(6,228)	(1,184)
Change in other long-term liabilities	1,032	(1,103)
Net cash provided by (used in) financing activities	234,659	(126,267)
Effect of changes in exchange rate on cash	44	(93)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	954	(2,340)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	41,713	57,623
CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,667	$55,283

Non-GAAP Financial Measures and Reconciliations

Adjusted Net Loss per Common Share Reconciliation

	Three Months Ended		Nine Months Ended
	September 30		September 30,
($ in thousands)	2014	2013	2014	2013

Net income (loss) attributable to common shareholders - reported	$(136,175)	$(311,299)	$(292,640)	$(217,673)

Non-recurring and non-cash items:
Exploration expense	$27,284	$41,978	$52,394	$75,257
Impairment of proved oil and gas properties	$22,886	$23,547	$39,798	$39,467
Impairment of other operating assets	$50	$—	$666	$—
Non-cash: stock compensation expense	$2,300	$3,135	$5,674	$11,834
Non-cash: 401k matching expense	$1,029	$1,308	$1,625	$1,558
Non-recurring transaction and other expense	$4,457	$6,269	$17,620	$21,320
Unrealized (gain) loss on investments	$2,731	$(109)	$3,693	$1,043
Interest expense - fees	$1,069	$1,111	$7,402	$3,661
Unrealized (gain) loss on derivatives	$50,113	$22,971	$88,051	$23,757
(Gain) loss on sale of assets	$(8,000)	$40,952	$(4,612)	$42,114
Income tax (benefit)	$—	$(582)	$—	$(47,227)
(Gain) loss from sale of discontinued operations	$258	$69,521	$13,983	$(102,931)
Income from discontinued operations	$—	$75,573	$(4,561)	$62,453

Total non-recurring and non-cash items	$104,177	$285,674	$221,733	$132,306

Net income (loss) attributable to common shareholders - as adjusted	$(31,998)	$(25,625)	$(70,907)	$(85,367)

Net income (loss) attributable to common shareholders - as adjusted	$(0.16)	$(0.15)	$(0.38)	$(0.50)

Adjusted EBITDAX Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2014	2013	2014	2013

Net income (loss) from continuing operations	$(123,189)	$(152,513)	$(241,153)	$(217,731)
Net Interest expense	$18,055	$15,724	$62,347	$53,135
(Gain) loss on sale of assets	$(8,000)	$40,952	$(4,612)	$42,114
Depletion, depreciation, amortization and accretion	$36,370	$29,127	$101,733	$80,141
Impairment of proved oil and gas properties	$22,886	$23,547	$39,798	$39,467
Impairment of other operating assets	$50	$—	$666	$—
Exploration expense	$27,284	$41,978	$52,394	$75,257
Non-cash stock compensation expense	$2,300	$3,135	$5,674	$11,834
Non-cash 401k matching expense	$1,029	$1,308	$1,625	$1,558
Non-recurring transaction and other expense	$4,457	$6,269	$17,620	$21,320
Unrealized (gain) loss on investments	$2,731	$(109)	$3,693	$1,043
Income tax (benefit)	$—	$(582)	$—	$(47,227)
Unrealized (gain) loss on derivatives	$50,113	$22,971	$88,051	$23,757
Total Adjusted EBITDAX	$34,086	$31,807	$127,836	$84,668

Recurring Cash G&A Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2014	2013	2014	2013

Total G&A	$19,251	23,908	$56,027	$63,673

Adjustments:
Non-cash stock compensation	$2,300	$3,135	$5,674	$11,834
Transaction and other non-recurring expense	$4,457	$6,269	$17,620	$21,320
Recurring Cash G&A	$12,494	$14,504	$32,733	$30,519

Recurring Cash G&A Per BOE	$8.30	$14.36	$7.15	$9.83

Contact:

Cham King

AVP, Investor Relations

ir@magnumhunterresources.com

(832) 203-4560